Exhibit 10.20

Execution Version

ASPEN INSURANCE HOLDINGS LIMITED

RESTRICTED SHARE UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT (the “Agreement”), is made effective as of the 1st day of November 2012, between Aspen Insurance Holdings Limited, a Bermuda corporation (hereinafter called the “Company”), and John Worth (hereinafter called the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the Aspen Insurance Holdings Limited 2003 Share Incentive Plan (the “Plan”); and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Restricted Share Units provided for herein (together, the “Grant”) to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Plan and Defined Terms. The Grant is made pursuant to the Plan, a copy of which the Participant acknowledges having received. The terms and provisions of the Plan are incorporated into this Agreement by this reference. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2. Award. Pursuant to the provisions of the Plan, the Committee hereby awards to the Participant, on the date hereof, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, 5,047 Restricted Share Units.

3. Terms and Conditions. The award evidenced by this Agreement is subject to the following terms and conditions:

(a) The Participant shall not be entitled to receive payment for the value of Restricted Share Units until vested;

(b) The Company shall not issue any certificates representing Restricted Share Units granted to Participants, and the grant of Restricted Share Units to Participants shall not entitle such Participants to any rights of a holder of Shares, including the right to vote; provided, however, that the Participant shall receive Dividend Equivalents in accordance with the provisions of Section 5 of this Agreement; and

(c) Restricted Share Units and any interest of the Participant therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of. Any attempt to transfer Restricted Share Units in contravention of this Section 3(c) shall be void. Restricted Share Units shall not be subject to execution, attachment or other process.

4. Vesting.

(a) Subject to earlier termination as provided in Sections 4(b) and 4(c), and subject to the Participant’s continued Employment, Restricted Share Units shall vest in tranches with one-third vesting on each of February 8, 2013, February 8, 2014, and February 8, 2015.

(b) Subject to the terms of the Participant’s employment agreement with the Company, or any of its Affiliates (which, if applicable, shall supersede this provision), if the Participant’s employment with the Company or one of its Affiliates is terminated for any reason other than as a result of the Participant’s death or Disability, all unvested Restricted Share Units shall be forfeited on the date of such termination of employment.

(c) If the Participant’s employment with the Company or one of its Affiliates is terminated by the Company or an Affiliate as a result of the Participant’s death or Disability, all unvested Restricted Share Units shall vest on the date of such termination of employment.

5. Dividend Equivalents. If a cash dividend is declared on the Shares, the Participant shall be credited with Dividend Equivalents in an amount equal to the number of Restricted Share Units held by the Participant as of the dividend record date, multiplied by the amount of the cash dividend per Share. Dividend Equivalents shall be denominated in cash and paid in cash if and when the underlying Restricted Share Units vest. Dividend Equivalents denominated in cash shall not accrue interest during the period of restriction.

6. Payment. Payment for the value of the Participant’s Restricted Share Units shall be made to the Participant (or, in the event of the Participant’s death, the Participant’s beneficiary, or, in the event that no beneficiary shall have been designated, the Participant’s estate) as soon as practicable following the date on which such Restricted Share Units vest. Restricted Share Units shall be paid in Shares, less any Shares withheld in accordance with the provisions of Section 8, with one (1) Share paid for each Unit.

7. Definitions. For purposes of this Agreement, the following terms, when capitalized, shall have the meanings set forth below:

(a) “Disability” means (i) the Participant’s entitlement to long-term disability benefits under the long-term disability plan or policy, as the case may be, of Aspen Insurance UK Services Limited as in effect on the date specified in the notice of termination, or (ii) if no such plan or policy is maintained, the Participant’s inability to perform the duties provided for in the Employment Agreement for 180 consecutive days.

(b) “Dividend Equivalent” means, with respect to Restricted Share Units, the right to receive an amount equal to cash dividends declared on an equal number of outstanding Shares.

(c) “Employment Agreement” means the Participant’s employment agreement with Aspen Insurance UK Services Limited, as may be amended from time to time.

(d) “Restricted Share Units” means a Share-denominated unit with a value equal to the Fair Market Value of a specified number of Shares that is subject to vesting requirements. Restricted Share Units are bookkeeping units and do not represent ownership of Shares or any other equity security.

(e) “Share” means an ordinary share, par value 0.15144558 cents per share, in the capital of the Company.

8. Taxes. The Company shall make such provisions as are necessary or appropriate for the withholding of all applicable taxes on this Grant, in accordance with Section 4(d) of the Plan. With respect to any minimum statutory tax withholding required upon vesting or payment of benefits hereunder, the Participant may elect to satisfy all or a portion of such withholding requirement by having the Company withhold Shares.

9. Regulatory Compliance and Listing. The issuance or delivery of any certificates representing Shares issuable pursuant to this Agreement may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of any national securities exchange or the NASDAQ system, and any applicable requirements under any other law, rule or regulation applicable to the issuance or delivery of such Shares, and the Company shall not be obligated to deliver any such Shares to the Participant if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority, any national securities exchange or the NASDAQ system, or the Participant shall not yet have complied fully with the provisions of Section 8 hereof.

10. Bermuda Government Regulations. No Shares shall be issued pursuant to this Agreement unless and until all licenses, permissions and authorizations required to be granted by the Government of Bermuda, or by any authority or agency thereof, shall have been duly received.

11. Investment Representations and Related Matters. The Participant acknowledges and agrees that any sale or distribution of Shares issued pursuant to this Agreement may be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which registration statement has become effective and is current with regard to the Shares being sold, or (b) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for the Company, prior to any such sale or distribution. The Participant hereby consents to such action as the Committee or the Company deems necessary or appropriate from time to time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of this Agreement, including but not limited to placing restrictive legends on certificates evidencing Shares issued pursuant to this Agreement and delivering stop transfer instructions to the Company’s stock transfer agent.

12. Arbitration. In the event of any controversy between the Participant and the Company arising out of, or relating to, the Plan or this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. If the parties are unable to agree on the selection of an arbitrator, then either the Participant or the Company may petition the American Arbitration Association for the appointment of the arbitrator, which appointment shall be made within ten (10) days of the petition therefor. Either party to the dispute may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the arbitrator in New York, London or Bermuda as agreed by the parties (or, failing such agreement, in Bermuda) within thirty (30) days of his or her appointment. The decision of the arbitrator shall be final and binding upon the parties and shall be rendered pursuant to a written decision that contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

13. No Right To Continued Employment. This Agreement does not confer upon the Participant any right to continued Employment, nor shall it interfere in any way with the right of the Participant’s employer to terminate the Participant’s Employment at any time for any reason or no reason.

14. Construction. The Plan and this Agreement will be construed by and administered under the supervision of the Committee, and all determinations of the Committee will be final and binding on the Participant and the Company.

15. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

16. Failure to Enforce Not a Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

17. Governing Law. This Agreement shall be governed by and construed according to the laws of Bermuda, without regard to the conflicts of laws provisions thereof.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

19. Miscellaneous. This Agreement can be changed or terminated only in a writing signed by both parties hereto. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ASPEN INSURANCE HOLDINGS LIMITED

/s/ Mike Cain
Mike Cain
Group General Counsel

/s/ John Worth
John Worth

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